Exhibit 4.6
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Jackson Financial Inc.’s Class A common stock, par value $0.01 per share, is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DESCRIPTION OF CLASS A COMMON STOCK

The following description of our Class A common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Second Amended and Restated By-Laws (the “By-Laws”), each of which are filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part. We encourage you to read our Certificate of Incorporation, our By-Laws and the applicable provisions of Delaware General Corporation Law, as amended (“DGCL”), for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 900,000,000 shares of Class A common stock, par value $0.01 per share, 100,000,000 shares of Class B common stock, par value $0.01 per share, and 100,000,000 shares of undesignated preferred stock, par value $1.00 per share. As of March 2, 2022, 87,425,691 shares of our Class A common stock were issued and outstanding. As of March 2, 2022, there were no issued and outstanding shares of Class B common stock or preferred stock; and, consequently, the rights and preferences of those classes are not discussed in this description as they do not presently affect the rights of holders of the Class A common stock.

Voting Rights

Except as required by applicable law or the rules and regulations of any stock exchange applicable to the Company and except with respect to the election of directors, the amendment of certain provisions of our Certificate of Incorporation and the amendment of our By-Laws, all matters to be voted on by shareholders at a meeting at which a quorum is present must be approved by the affirmative vote of a majority of the voting power of the shares of stock present in person or represented by proxy at the meeting and entitled to vote thereon. The election of directors at a meeting at which a quorum is present is determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the number of nominee directors on the slate of candidates who receive the most votes of the shareholders present or represented by proxy and entitled to vote at the annual meeting will be the elected directors. Shares of Class A common stock are entitled to one vote per share.

Dividends

Holders of our Class A common stock are entitled to receive dividends out of any of our funds legally available therefor when, as and if declared by the Board of Directors in its discretion.

Liquidation

Under our Certificate of Incorporation, in the event of our dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, after payment of the debts and liabilities of the Company, all our preferential amounts required to be paid to the holders of any series of preferred stock, our remaining assets legally available for distribution to common shareholders, if any, will be distributed among the holders of the shares of Class A common stock, pro rata based on the number of shares held by each such holder.

Other Rights and Preferences

The holders of our Class A common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The Class A common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our Class A common stock are subject to any series of preferred stock that we may issue in the future.

Anti-Takeover Effects of our Certificate of Incorporation and By-Laws

Certain provisions of our Certificate of Incorporation and By-Laws may discourage or make more difficult a takeover attempt that a shareholder might consider to be in his or her best interest. These provisions may also adversely affect prevailing market prices for our Class A common stock. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which could result in an improvement of their terms.

Authorized but Unissued Shares of Common Stock

As of March 2, 2022, approximately 87,425,691 shares of our Class A common stock were outstanding. The remaining shares of authorized and unissued Class A common stock will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Authorized but Unissued Shares of Preferred Stock

Under our Certificate of Incorporation, our board of directors has the authority, without further action by our shareholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the Class A common stock at a premium over the market price of the Class A common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our Class A common stock.

Removal of Directors

Our By-Laws provide that directors may be removed, with or without cause, at any time upon the affirmative vote of holders of at least a majority of the voting power of the common stock then entitled to vote at an election of directors. Any vacancy in the Board shall be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Shareholders Advance Notice Procedure

Our By-Laws require advance notice for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders. The By-Laws provide that any shareholders wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the shareholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the shareholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, a shareholder’s notice must be delivered to our corporate secretary (x) not less than 90 days nor more than 120 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

No Shareholder Action by Written Consent

Our Certificate of Incorporation prohibits shareholders from acting by written consent. Shareholder action may be taken only at an annual meeting or special meeting of shareholders.

Special Meetings of Shareholders

Except as otherwise required by law and subject to any rights granted to holders of preferred stock then outstanding, special meetings of shareholders for any purpose may be called only by the Chair of our board of directors, pursuant to a resolution of our board adopted by at least a majority of the directors then in office, or by our corporate secretary upon written request of one or more record holders representing ownership of 25% or more of the total combined voting power of the outstanding shares of common stock entitled to vote on the business to be brought before the proposed special meeting.

Delaware Anti-Takeover Law

As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an ”interested shareholder” for a three-year period following the time that such shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless one of the following conditions is satisfied:

•before the shareholder became an interested shareholder, our board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder,

the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding, shares owned by persons who are directors and officers; or

•at or after the time the shareholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

This provision is expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our shareholders.

Insurance Regulations

The insurance laws and regulations of the various states in which our insurance subsidiaries are organized may delay or impede a business combination or other strategic transaction involving us. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of our company, even if our board decides that it is in the best interests of shareholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our subsidiaries.

Exchange Listing

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol, “JXN”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55210.